Exhibit 99.1

NEWS RELEASE

The Manitowoc Company Reports Financial Results for 2011

Strong order intake in Cranes and continued execution in Foodservice drives year-over-year sales and earnings growth

MANITOWOC, Wis. — January 31, 2012 — The Manitowoc Company, Inc. (NYSE: MTW) today reported sales of $1.0 billion for the fourth quarter of 2011, an increase of 24.5 percent compared to sales of $830.9 million in the fourth quarter of 2010. The sales increase was driven by a 39.9 percent increase in Crane segment sales, coupled with a 2.2 percent increase in Foodservice segment sales.

On a GAAP basis, the company reported earnings of $15.3 million, or $0.12 per diluted share, in the fourth quarter versus a net loss of $65.5 million, or $0.50 per diluted share, in the fourth quarter of 2010. Both periods included special items. Excluding special items, the adjusted earnings from continuing operations were $18.5 million, or $0.14 per diluted share, in the fourth quarter of 2011, versus adjusted earnings of $13.4 million, or $0.10 per diluted share, in the fourth quarter of 2010. A reconciliation of GAAP net earnings to net earnings before special items for the quarter and full-year periods is provided later in this press release.

For the full-year 2011, sales were $3.7 billion, a 16.2 percent increase from $3.1 billion in 2010. GAAP net loss in 2011 was $10.5 million, or $0.08 per share, versus a GAAP net loss of $79.5 million, or $0.61 per share, in the prior year. Excluding the special items described in the reconciliation below, net earnings from continuing operations in 2011 were $50.2 million, or $0.38 per share, versus earnings of $11.3 million, or $0.09 per share, in 2010.

Glen E. Tellock, Manitowoc’s chairman and chief executive officer commented: “We finished the year strong, with sales increasing nearly 25 percent year-over-year in the fourth quarter complemented by improving operating results in both of our industry-leading segments. As expected, 2011 was a transitional year for Manitowoc, but our focus on executing against our strategic imperatives coupled with an ongoing commitment to innovation and continuing investments in strategic growth opportunities helped us navigate challenging headwinds.”

“We enter 2012 in a solid position to drive continued growth, building on the momentum we experienced in the fourth quarter,” Tellock continued. “While we are optimistic about the year ahead, a challenging operating environment still lingers. The steps we have taken to improve our competitive position over the last several years drive our outlook in 2012 as we endeavor to expand our leadership position and continue to improve our financial strength and flexibility.”

Crane Segment Results

Fourth-quarter 2011 net sales in the Crane segment were $687.6 million, up nearly 40 percent from $491.4 million in the fourth quarter of 2010, driven primarily by continued growth in the Americas region, as well as greater demand in most emerging markets and the Greater Asia-Pacific region. This strong performance also marked the first occasion since the fourth quarter of 2008 that quarterly Crane sales surpassed $685 million.

Crane segment operating earnings for the fourth quarter of 2011 increased to $39.5 million compared to $30.5 million in the same period last year. This resulted in a Crane segment operating margin of 5.7 percent for the fourth quarter of 2011, down 50 basis points from fourth-quarter 2010 margins. The year-over-year comparison was positively impacted by the higher sales volume, but offset by increased commodity costs, certain production inefficiencies, and a negative product sales mix. Crane segment backlog totaled $761 million as of December 31, 2011, which increased 33 percent from $572 million in the prior year. Fourth-quarter 2011 orders of $676 million were 9 percent higher than the fourth quarter of 2010 and marks the highest level of order activity since the third quarter of 2008.

“We were pleased with the solid fourth-quarter increase in sequential and year-over-year order rates,” Tellock explained. “Given these increased activity levels, we expect continuing growth in 2012 within this business driven by new product introductions, as well as increasing demand in various regions including North America, Latin America, and Greater Asia-Pacific that is partially offset by soft markets in Europe. Additionally, our new manufacturing facility in Brazil, which we expect to come on line by mid-year, should position us well to support the broad-based opportunities throughout Latin America in 2012. As a result, Manitowoc will be the first global crane manufacturer to produce rough-terrain cranes in this region of the world.”

Foodservice Segment Results

Fourth-quarter 2011 net sales in the Foodservice segment were $346.9 million, up 2.2 percent from $339.5 million in the fourth quarter of 2010. The year-over-year increase was driven by balanced growth across all geographies, continued traction with new products, and engaged channel partners in all markets.

Foodservice operating earnings for the fourth quarter of 2011 were $44.6 million, up 12.6 percent versus $39.6 million for the fourth quarter of 2010. This resulted in a Foodservice segment operating margin of 12.9 percent for the fourth quarter of 2011, compared to an operating margin of 11.7 percent for the prior-year period. The year-over-year increase in margin was due to higher sales volumes and the impact of lean initiatives, scale economies, and product sales mix.

“Our Foodservice business continued its stable and consistent trajectory during the fourth quarter, posting year-over-year sales growth while maintaining healthy margins. During the year, our investments in new product development and innovation yielded more than 50 new products and product variations. The combination of innovative product and service offerings, key account positions, and our global footprint afford us significant opportunities to drive continued growth in the Foodservice segment as we move into 2012,” Tellock added.

Cash Flow

Cash flow from operating activities in the fourth quarter of 2011 was $196.3 million due to the combination of cash from profitability, as well as our ability to generate cash from working capital. Cash flow used for capital expenditures during the quarter was $32.6 million. Debt reduction during the fourth quarter was $211.7 million, resulting in full-year debt reduction of $139.5 million.

2012 Guidance

For the full-year 2012, Manitowoc expects:

• Crane revenue – 10 to 15% year-over-year percentage growth
• Crane operating earnings – 30 to 40% year-over-year percentage increase
• Foodservice revenue – high single-digit percentage growth
• Foodservice operating earnings – 10 to 15% year-over-year percentage increase
• Capital expenditures – approximately $80 million
• Depreciation & amortization – approximately $120 million
• Interest expense – full-year reduction of $25 to $30 million

• Amortization of deferred financing fees – approximately $10 million
• Debt reduction – target of $150 to $200 million, which should reduce total leverage by one turn

Prior Period Items

During the fourth quarter of 2011, the company determined that there was an error made in 2008 related to purchase accounting for the Enodis acquisition. Correction of this error results in balance sheet adjustments to decrease income taxes payable and decrease goodwill in the amount of $28.5 million at the end of 2008. The impact of this 2008 correction also decreases the amount of goodwill impairment recognized by the company in the first quarter of 2009 by the same amount. Due to the significance of the 2008 acquisition of Enodis and the 2009 impairment charge, among other analyzed criteria, this adjustment was deemed to be immaterial to those prior periods. However, because of the significance of the adjustment to the 2011 financial statements, the adjustment could not be made in the current period.

The company therefore revised its 2009 and 2010 financial statements to correct this error. In addition, because this correction is being made, previously identified immaterial prior period adjustments (including an out-of-period adjustment recorded in the third quarter of 2010 that related to 2009 income tax expense of $6.6 million) were also made.  In aggregate, these revisions improved 2009 GAAP net earnings by $35.2 million and reduced 2010 GAAP net earnings by $6.1 million.

Investor Conference Call

On February 1 at 10:00 a.m. ET (9:00 a.m. CT), Manitowoc’s senior management will discuss its fourth-quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at http://www.manitowoc.com. A replay of the conference call will also be available at the same location on the Web site.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with over 115 manufacturing, distribution, service, and/or office facilities in 25 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications.

Forward-looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,” “estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	unanticipated changes in revenues, margins, costs, and capital expenditures;
•	uncertainties associated with new product introductions, the successful development and market acceptance of new and innovative products that drive growth;
•	the ability to increase operational efficiencies across each of Manitowoc’s business segments and to capitalize on those efficiencies;
•	the ability to capitalize on key strategic opportunities;
•	the ability to generate cash and manage working capital consistent with Manitowoc’s stated goals;
•	pressure of financing leverage;
•	matters impacting the successful and timely implementation of ERP systems;
•	foreign currency fluctuations and their impact on reported results and hedges in place with Manitowoc;
•	changes in raw material and commodity prices;
•	unexpected issues associated with the quality of materials and components sourced from third parties and the resolution of those issues;
•	unexpected issues associated with the availability and viability of suppliers;
•	the risks associated with growth;
•	geographic factors and political and economic risks;
•	actions of competitors;
•	changes in economic or industry conditions generally or in the markets served by Manitowoc;
•	unanticipated changes in the public capital markets;
•

unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment and foodservice equipment in emerging economies, and changes in demand for used lifting equipment and foodservice equipment;

•	unanticipated changes in energy and infrastructure demands and opportunities affecting the markets served by Manitowoc;
•	the replacement cycle of technologically obsolete cranes;
•	the ability of Manitowoc’s customers to receive financing;
•	consolidations within the restaurant and foodservice equipment industries;
•	global expansion of customers;
•

foodservice equipment replacement cycles in national accounts and global chains, including unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains;

•	efficiencies and capacity utilization of facilities;
•	issues related to plant closings and/or consolidation of existing facilities;
•	issues related to workforce reductions and subsequent rehiring;
•	work stoppages, labor negotiations, labor rates, and temporary labor costs;
•	government approval and funding of projects;
•	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures;
•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies, and the anticipated timing to realize those savings, synergies, and options;
•	changes in laws throughout the world;
•	natural disasters disrupting commerce in one or more regions of the world; and
•	risks and other factors cited in Manitowoc’s filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

For more information:
Carl J. Laurino
Senior Vice President and Chief Financial Officer
920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Twelve Months Ended December 31, 2011 and 2010

(In millions, except share data)

INCOME STATEMENT

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010 *	2011	2010 *

Net sales	$1,034.5	$830.9	$3,651.9	$3,141.7
Cost of sales	825.4	637.9	2,813.9	2,375.6
Gross profit	209.1	193.0	838.0	766.1

Engineering, selling and administrative expenses	143.3	132.1	572.1	514.5
Restructuring expense	1.8	0.7	5.6	3.8
Amortization expense	9.6	9.6	38.8	38.3
Loss on disposition of operations	(1.1)	—	(1.1)	2.0
Other	0.3	0.3	0.7	0.3
Operating earnings (loss)	55.2	50.3	221.9	207.2
Amortization of deferred financing fees	(2.2)	(4.6)	(10.4)	(22.0)
Interest expense	(35.0)	(45.0)	(146.7)	(175.0)
Loss on debt extinguishment	(1.9)	(27.2)	(29.7)	(44.0)
Loss on currency hedges	0.4	—	0.6	—
Other income - net	(1.2)	1.9	1.7	(9.9)
Earnings (loss) from continuing operations before taxes on income	15.3	(24.6)	37.4	(43.7)
Provision (benefit) for taxes on income	0.6	31.5	15.9	30.9

Earnings (loss) from continuing operations	14.7	(56.1)	21.5	(74.6)

Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	(0.5)	(9.9)	(3.9)	(7.6)
Loss on sale of discontinued operations, net of income taxes	(1.0)	—	(34.6)	—
Net earnings (loss)	13.2	(66.0)	(17.0)	(82.2)
Less net loss attributable to noncontrolling interests	(2.1)	(0.5)	(6.5)	(2.7)
Net earnings (loss) attributable to Manitowoc	$15.3	$(65.5)	$(10.5)	$(79.5)

Amounts attributable to the Manitowoc common shareholders:
Earnings (loss) from continuing operations	$16.8	$(55.6)	$28.0	$(71.9)
Earnings (loss) from discontinued operations, net of income taxes	(0.5)	(9.9)	(3.9)	(7.6)
Loss on sale of discontinued operations, net of income taxes	(1.0)	—	(34.6)	—
Net earnings (loss) attributable to Manitowoc	$15.3	$(65.5)	$(10.5)	$(79.5)

BASIC EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.13	$(0.43)	$0.21	$(0.55)
Earnings (loss) from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.00)	(0.08)	(0.03)	(0.06)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.01)	—	(0.27)	—

BASIC EARNINGS (LOSS) PER SHARE:	$0.12	$(0.50)	$(0.08)	$(0.61)

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.13	$(0.43)	$0.21	$(0.55)
Earnings (loss) from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.00)	(0.08)	(0.03)	(0.06)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.01)	—	(0.27)	—

DILUTED EARNINGS (LOSS) PER SHARE	$0.12	$(0.50)	$(0.08)	$(0.61)

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	130,535,697	130,644,948	130,481,436	130,581,040
Average Shares Outstanding - Diluted	132,740,196	130,644,948	130,481,436	130,581,040

SEGMENT SUMMARY

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010 *	2011	2010 *
Net sales from continuing operations:
Cranes and related products	$687.6	$491.4	$2,164.6	$1,748.6
Foodservice equipment	346.9	339.5	1,487.3	1,393.1
Total	$1,034.5	$830.9	$3,651.9	$3,141.7

Operating earnings (loss) from continuing operations:
Cranes and related products	$39.5	$30.5	$106.8	$89.8
Foodservice equipment	44.6	39.6	216.0	203.0
General corporate expense	(18.3)	(9.2)	(56.9)	(41.2)
Restructuring expense	(1.8)	(0.7)	(5.6)	(3.8)
Amortization	(9.6)	(9.6)	(38.8)	(38.3)
Loss on disposition of operations	1.1	—	1.1	(2.0)
Other	(0.3)	(0.3)	(0.7)	(0.3)

Total	$55.2	$50.3	$221.9	$207.2

* Prior period results have been revised to reflect the correction of immaterial errors as noted in Prior Period Items section of this release.

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Twelve Months Ended December 31, 2011 and 2010

(In millions)

BALANCE SHEET

	December 31,	December 31,
	2011	2010 *
ASSETS
Current assets:
Cash and temporary investments	$71.3	$86.4
Restricted cash	7.2	9.4
Accounts receivable - net	297.0	255.1
Inventories - net	668.7	558.8
Deferred income taxes	117.8	131.3
Other current assets	77.8	57.7
Current assets of discontinued operation	—	63.7
Total current assets	1,239.8	1,162.4

Property, plant and equipment - net	568.2	565.8
Intangible assets - net	2,016.6	2,066.7
Other long-term assets	140.6	92.6
Long-term assets of discontinued operation	—	123.6
TOTAL ASSETS	$3,965.2	$4,011.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$869.8	$748.0
Short-term borrowings	79.1	61.8
Customer advances	35.1	48.9
Product warranties	93.8	86.7
Product liabilities	26.8	27.8
Current liabilities of discontinued operation	—	24.2
Total current liabilities	1,104.6	997.4

Long-term debt	1,810.9	1,935.6
Other non-current liabilities	575.9	551.1
Long-term liabilities of discontinued operation	—	18.6
Stockholders’ equity	473.8	508.4
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,965.2	$4,011.1

CASH FLOW SUMMARY

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010 *	2011	2010 *
Net earnings (loss) attributable to Manitowoc	$15.3	$(65.5)	$(10.5)	$(79.5)
Non-cash adjustments	63.0	120.2	227.8	239.0
Changes in operating assets and liabilities	118.5	96.0	(186.5)	43.4
Net cash provided from (used for) operating activities of continuing operations	196.8	150.7	30.8	202.9
Net cash provided from (used for) operating activities of discontinued operations	(0.5)	6.5	(19.2)	6.4
Net cash provided from (used for) operating activities	196.3	157.2	11.6	209.3
Business acquisitions, net of cash acquired	—	—	—	(4.8)
Capital expenditures	(32.6)	(13.9)	(64.9)	(36.1)
Restricted cash	2.0	0.3	2.2	(3.0)
Proceeds from sale of business	—	—	143.6	3.8
Proceeds from sale of fixed assets	11.7	6.0	17.5	19.4
Net cash provided from (used for) investing activities of discontinued operations	—	(1.5)	—	(4.2)
Proceeds from swap monetization	—	—	21.5	—
Proceeds from (payments on) borrowings - net	(211.7)	(149.5)	(139.5)	(163.6)
Proceeds from (payments on) receivable financing - net	22.2	(0.7)	14.8	(4.1)
Proceeds from securitization financing	—	—	—	101.0
Payments on securitization financing	—	—	—	(101.0)
Dividends paid	(10.6)	(10.6)	(10.6)	(10.6)
Stock options exercised	2.6	0.3	6.6	0.9
Debt issuance costs	(0.4)	(15.5)	(14.7)	(27.0)
Effect of exchange rate changes on cash	(1.2)	0.6	(3.2)	—
Net increase (decrease) in cash & temporary investments	$(21.7)	$(27.3)	$(15.1)	$(20.0)

* Prior period results have been revised to reflect the correction of immaterial errors as noted in Prior Period Items section of this release.

Adjusted EBITDA

The company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, plus certain items such as pro-forma acquisition results and the add-back of certain restructuring charges, that are adjustments per the credit agreement definition. The company’s trailing twelve-month Adjusted EBITDA for covenant compliance purposes as of December 31, 2011 was $349.2 million. The reconciliation of net loss attributable to Manitowoc to Adjusted EBITDA is as follows (in millions):

Net loss attributable to Manitowoc	$(10.5)
Loss from discontinued operations	3.9
Loss on sale of discontinued operations	34.6
Depreciation and amortization	120.9
Interest expense and amortization of deferred financing fees	157.1
Costs due to early extinguishment of debt	29.7
Restructuring charges	5.6
Income taxes	15.9
Other	(8.0)
Adjusted EBITDA	$349.2

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010 *	2011	2010 *

Net earnings (loss) attributable to Manitowoc	$15.3	$(65.5)	$(10.5)	$(79.5)
Special items, net of tax:
(Earnings) loss from discontinued operations	0.5	9.9	3.9	7.6
(Gain) loss on sale of discontinued operations	1.0	—	34.6	—
Early extinguishment of debt	1.2	17.7	19.3	28.6
Restructuring expense	1.2	0.5	3.6	2.5
(Gain) loss on disposition of operations	(0.7)	—	(0.7)	1.3
Deferred tax asset valuation allowances	—	50.8	—	50.8
Net earnings before special items	$18.5	$13.4	$50.2	$11.3

Diluted earnings (loss) per share	$0.12	$(0.50)	$(0.08)	$(0.61)
Special items, net of tax:
(Earnings) loss from discontinued operations	0.00	0.07	0.03	0.06
(Gain) loss on sale of discontinued operations	0.01	—	0.26	—
Early extinguishment of debt	0.01	0.13	0.14	0.22
Restructuring expense	0.01	0.00	0.03	0.02
(Gain) loss on disposition of operations	(0.01)	—	(0.01)	0.01
Deferred tax asset valuation allowances	—	0.38	—	0.38
Diluted earnings per share before special items	$0.14	$0.10	$0.38	$0.09

* Prior period results have been revised to reflect the correction of immaterial errors as noted in Prior Period Items section of this release.